                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

               (Insurance Management Solutions Group, Inc. Logo)

                               360 CENTRAL AVENUE
                         ST. PETERSBURG, FLORIDA 33701
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 1, 2000
                             ---------------------

To the Shareholders of Insurance Management Solutions Group, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Insurance Management Solutions Group, Inc. (the "Company") will be held at the Company's offices at 360 Central Avenue, St. Petersburg, Florida, on Thursday, June 1, 2000 at 10:00 a.m. Eastern Standard Time for the following purposes:

          1. To elect three directors to hold office until the 2003 Annual Meeting of Shareholders and until each of their respective successors is duly elected and qualified and to elect one director to hold office until the 2001 Annual Meeting of Shareholders and until his successor is duly elected and qualified; and

          2. To transact any other business as may properly come before the Annual Meeting.

     Shareholders of record as of the close of business on March 31, 2000 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.

                                          By Order of the Board of Directors,

                                          Christopher P. Breakiron
                                          Secretary

April 24, 2000

             YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION
       AT THE ANNUAL MEETING, PLEASE VOTE ON THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING BY COMPLETING THE ENCLOSED PROXY AND MAILING
                     IT PROMPTLY IN THE ENCLOSED ENVELOPE.

               (INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. LOGO)

                               360 CENTRAL AVENUE
                         ST. PETERSBURG, FLORIDA 33701
                             ---------------------
                                PROXY STATEMENT
                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Insurance Management Solutions Group, Inc. (the "Company") for the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's offices at 360 Central Avenue, St. Petersburg, Florida on Thursday, June 1, 2000 at 10:00 a.m. Eastern Standard Time, or any adjournment thereof.

     If the accompanying proxy form ("Proxy") is completed, signed and returned, the shares represented thereby will be voted at the Annual Meeting. The giving of the Proxy does not affect the right to vote in person should the shareholder be able to attend the Annual Meeting. The shareholder may revoke the Proxy at any time prior to the voting thereof.

     The Company's Annual Report on Form 10-K for the year ended December 31, 1999 ("Fiscal 1999"), together with this Proxy Statement and the Proxy, are first being mailed on or about April 24, 2000 to shareholders entitled to vote at the Annual Meeting.

                         SHAREHOLDERS ENTITLED TO VOTE

     Shareholders of record as of the close of business on March 31, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At that date, there were 12,800,261 shares of Common Stock, $0.01 par value per share ("Common Stock"), outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting, who will also determine whether a quorum is present for the transaction of business. The Company's Amended and Restated Bylaws provide that a quorum is present if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a "broker non-vote"). Neither abstentions nor broker non-votes are counted in determining whether a proposal has been approved.

     Under Florida law, if a quorum exists, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election.

     Shareholders are requested to vote by completing the enclosed Proxy and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their votes in the spaces provided on the Proxy. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed Proxies will be voted FOR each nominee named in the Notice of Annual Meeting of Shareholders which is set forth more completely herein. Returning your completed Proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

     Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by: (i) filing with the Secretary of the Company written notice thereof; (ii) submitting a duly executed Proxy bearing a later date; or
(iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting. Proxies solicited hereby will be returned to the Board of Directors and will be tabulated by the inspector of elections designated by the Board of Directors, who will not be employed by the Company or any of its affiliates.

     The cost of solicitation of Proxies by mail on behalf of the Board of Directors will be borne by the Company. Proxies also may be solicited by personal interview or by telephone, in addition to the use of the mails, by directors, officers and regular employees of the Company without additional compensation therefor. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of Common Stock held of record to the beneficial owners of such shares. The Company will reimburse such record holders for their reasonable out-of-pocket expenses.

                         ITEM 1.  ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" THE NOMINEES. PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED AT THE ANNUAL MEETING, UNLESS AUTHORITY TO DO SO IS WITHHELD, IN FAVOR OF THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED BELOW.

     The Company's Board of Directors consists of nine members divided into three classes, with the members of each class serving three-year terms expiring at the third annual meeting of shareholders after their election. Three directors are to be elected at the Annual Meeting to hold office for a term of three years expiring at the 2003 Annual Meeting of Shareholders, and until each of their respective successors shall have been duly elected and qualified. Additionally, another director was appointed by the Company's Board of Directors to fill the vacancy created by the increase in the size of the Board from nine to ten members. (Subsequent to such time, another director resigned, and accordingly, the Board of Directors was reduced in size from ten to nine members.) Pursuant to Florida law, the term of a director appointed to fill a vacancy expires at the next shareholders' meeting at which directors are elected. This director is to be elected at the Annual Meeting for a term of one year expiring at the 2001 Annual Meeting of Shareholders, and until his successor shall have been duly elected and qualified. In the event any of the foregoing nominees is unable to serve, the persons designated as proxies will cast votes for such other person in their discretion as a substitute nominee. The Board of Directors has no reason to believe that the nominees named below will be unavailable or, if elected, will decline to serve.

     Certain information is set forth below for the nominees for directors, as well as for each director whose term of office will continue after the Annual Meeting.

                 NOMINEES FOR DIRECTORS -- TERM TO EXPIRE 2003

ROBERT M. MENKE

     Mr. Menke, age 66, has served as a Director of the Company since December, 1996. Mr. Menke founded Bankers Insurance Group, Inc. ("BIG"), a holding company chartered in Florida and the Company's principal shareholder, in 1976 and has been its Chairman of the Board since 1979. He was honored as "Insurance Man Of The Year" in 1986 by the Florida Association of Domestic Insurance Companies. Mr. Menke is also a member of the Florida Insurance Council. Mr. Menke is currently Chairman of the Board of various direct and indirect subsidiaries of BIG, including Bankers Insurance Company ("BIC"), Bankers Security Insurance Company ("BSIC"), First Community Insurance Company ("FCIC"), and Bankers Life

Insurance Company ("BLIC"), all affiliates of BIG and the Company. He is also a director of the Florida Windstorm Association and First Community Bank of America.

WILLIAM D. HUSSEY

     Mr. Hussey, age 66, has served as a Director of the Company since December, 1996. Mr. Hussey is a retired President and Chief Executive Officer of the Florida League of Financial Institutions and is an advisor with the Florida Bankers Association.

E. RAY SOLOMON, PH.D., CLU

     Dr. Solomon, age 70, has served as a Director of the Company since December, 1996. Dr. Solomon is a retired Professor and the former Dean of the School of Business at Florida State University.

                  NOMINEE FOR DIRECTOR -- TERM TO EXPIRE 2001

DAVID M. HOWARD

     Mr. Howard, age 38, has served as President of the Company since August, 1999, and as Chief Executive Officer of the Company since January, 2000. Prior to joining the Company, he spent eleven years with BIG. From October 31, 1998 until assuming his duties with the Company, Mr. Howard served as Senior Vice President of each of BIG's insurance subsidiaries, namely BIC, BSIC, FCIC and BLIC. From October, 1996 until assuming his duties with the Company, he also served as Senior Vice President of BIG and President of Bankers Insurance Services, Inc., a subsidiary of BIG. Mr. Howard served as President of Bankers Hazard Determination Services, Inc., the flood zone determination services subsidiary of the Company that was merged into its Geotrac of America, Inc. ("Geotrac") subsidiary, from October, 1995 to July, 1998, and as Executive Vice President of Bankers Insurance Services, Inc. from December, 1991 to October, 1996. He also has served as a director of Geotrac since July, 1998. Prior to joining BIG, Mr. Howard spent several years as an officer in the United States military. He is active in industry organizations and is a member of the Council of Company Executive Officers.

             DIRECTORS CONTINUING IN OFFICE -- TERMS TO EXPIRE 2001

ROBERT G. MENKE

     Mr. Menke, age 38, has served as a Director of the Company since December, 1996. Mr. Menke, the son of Robert M. Menke, joined BIG in 1985 and has held positions as programmer, systems analyst, systems manager, manager of information services, and Vice President and Senior Vice President of Corporate Services. He is currently President of BIG and has served in such capacity since October, 1999. From October, 1997 to October, 1999 Mr. Menke served as Executive Vice President of BIG. Mr. Menke also serves as President (or, in the case of BLIC, Vice Chairman), Chief Operating Officer and a Director of various direct and indirect subsidiaries of BIG, including BIC, BSIC, FCIC and BLIC.

ALEJANDRO M. SANCHEZ

     Mr. Sanchez, age 42, has served as a Director of the Company since July, 1998. Mr. Sanchez is Chief Executive Officer of the Florida Bankers Association and has served in such capacity since February, 1998. From November, 1993 to January, 1998, he served as Vice President for Government Affairs of the Florida Bankers Association. He previously served as Senior Corporate Attorney for GTE Information Services in Tampa, Florida.

             DIRECTORS CONTINUING IN OFFICE -- TERMS TO EXPIRE 2002

DAVID K. MEEHAN

     Mr. Meehan, age 53, has served as the Chairman of the Board and a Director of the Company since December, 1996. He also served as President and Chief Executive Officer of the Company from December, 1996 to August, 1999 and January, 2000, respectively. Mr. Meehan joined BIG in 1976 as Corporate Secretary. He was appointed President of BIG in 1979 and served in such capacity until February, 1999. He is currently Vice Chairman of the Board of BIG. Mr. Meehan is also Vice Chairman of various direct and indirect subsidiaries of BIG, including BIC, BSIC, FCIC and BLIC. Mr. Meehan has served on the Board of Governors of each of the Florida Joint Underwriting Association, the Florida Property and Casualty Joint Underwriting Association and the Florida Residential Property and Casualty Joint Underwriting Association. Mr. Meehan is Director/Vice Chairman of the Florida Insurance Council and past Chairman and President of the Florida Association of Domestic Insurance Companies. In 1999, Mr. Meehan was appointed as a commissioner of the Florida Fish and Wildlife Conservation Commission.

DANIEL J. WHITE

     Mr. White, age 50, has served as a Director of the Company since May, 1998. Mr. White founded the original predecessor to Geotrac in 1987. He has served as President of Geotrac (and its predecessors) since that time and as Chief Executive Officer of Geotrac (and its predecessors) since September, 1994. Mr. White also currently serves as a director of Independent Community Bank Corp.

JOHN A. GRANT, JR.

     Mr. Grant, age 56, has served as a Director of the Company since December, 1996. Mr. Grant has been a partner with the St. Petersburg, Florida-based law firm of Harris, Barrett, Mann and Dew since 1989. Since 1986, he has also been a member of the Florida State Senate, where he currently serves as Chairman of the Judiciary Committee and where he previously served as the Chairman of the Banking & Insurance, Commerce, Criminal Justice, Education, and Government Reform committees. He was a former Advisory Board Member of the United States Small Business Administration and served on the Graduate Fellows Board of the United States Department of Education.

                               BOARD OF DIRECTORS

GENERAL

     The Board of Directors held six meetings during the year ended December 31, 1999. The Board of Directors also took certain actions by unanimous written consent in lieu of a meeting, as permitted by Florida law. All of the current directors attended at least 75% of the meetings of the Board of Directors held during the respective periods that they served in such capacity during the year ended December 31, 1999.

DIRECTOR COMPENSATION

     Directors who are executive officers of the Company receive no compensation for service as members of either the Board of Directors or committees thereof. Directors who are not executive officers of the Company receive $1,000 for each Board meeting attended and $150 ($200 in the case of a committee chairperson) per committee meeting attended, plus reimbursement of reasonable expenses. The outside directors are also eligible to receive options to purchase Common Stock under the Company's Non-Employee Directors' Stock Option Plan. See "Executive Compensation -- Stock Option Plans."

COMMITTEES OF THE BOARD

     The Board of Directors has established committees whose responsibilities are summarized below. The Audit Committee, Compensation Committee, Executive Committee and Marketing Committee held four, two, four and no meetings, respectively, during the year ended December 31, 1999. All of the current directors serving as members of such committees attended at least 75% of all meetings of such committees during the respective periods that they served in such capacities during the year ended December 31, 1999.

     Audit Committee. The Audit Committee is comprised of Messrs. Solomon (Chairman), Hussey (Vice Chairman) and Grant and is responsible for reviewing the independence, qualifications and activities of the Company's independent certified public accountants and the Company's financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board the appointment of the independent certified public accountants and reviews and approves the Company's financial statements. The Audit Committee is also responsible for the review of transactions between the Company and any Company officer, director or entity in which a Company officer or director has a material interest.

     Compensation Committee. The Compensation Committee is comprised of Messrs. Solomon (Chairman), Hussey (Vice Chairman) and Grant and is responsible for establishing the compensation of the Company's directors, officers and other managerial personnel, including salaries, bonuses, termination arrangements, and other executive officer benefits. In addition, the Compensation Committee is responsible for the administration of the Company's Long Term Incentive Plan, including the recipients, amounts and terms of stock option grants thereunder, and the Company's Non-Qualified Stock Option Plan.

     Marketing Committee. The Marketing Committee is comprised of Messrs. Meehan, Howard, Robert M. Menke, Robert G. Menke and Sanchez and is responsible for establishing the marketing policy of the Company and providing overall supervision of its marketing efforts.

     Executive Committee. The Executive Committee is comprised of Messrs. Meehan (Chairman), Robert M. Menke (Vice Chairman), Robert G. Menke, Howard and Grant. The Executive Committee, to the fullest extent allowed by the Florida Business Corporation Act (the "FBCA"), and subject to the powers and authority delegated to the Audit Committee, the Compensation Committee and the Marketing Committee, has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the Board of Directors. Pursuant to the FBCA, the Executive Committee shall not have the authority to, among other things: approve actions requiring shareholder approval, such as the sale of all or substantially all of the Company's assets; fill vacancies on the Board or any committee thereof; adopt, repeal or amend the Company's Bylaws; or, subject to certain exceptions, reacquire or issue shares of the Company's capital stock.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During the year ended December 31, 1999, the executive officers and directors of the Company filed with the Securities and Exchange Commission (the "Commission") on a timely basis all required reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on the written representation of its executive officers and directors and/or copies of the reports they have filed with the Commission in providing this information.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date, with respect to: (i) each of the Company's directors; (ii) each of the Company's executive officers named in the Summary Compensation Table below; (iii) all directors and executive officers of the Company as a group; and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares beneficially owned.

                                                                    SHARES
                                                              BENEFICIALLY OWNED
                                                              -------------------
                            NAME                               SHARES     PERCENT
                            ----                              ---------   -------
Bankers Insurance Group, Inc.(1)............................  8,024,900    62.7%
Western International Insurance Company(2)..................    700,000     5.5
David M. Howard.............................................     10,000       *
Christopher P. Breakiron(3).................................        400       *
David K. Meehan.............................................      2,200       *
Daniel J. White(4)..........................................    524,198     4.1
Robert M. Menke(5)..........................................     32,000       *
Robert G. Menke.............................................      3,200       *
John A. Grant, Jr...........................................     17,500       *
William D. Hussey...........................................      5,000       *
E. Ray Solomon..............................................      4,000       *
Alejandro M. Sanchez........................................      1,000       *
All directors and executive officers as a group (11
  persons)(5)...............................................    600,698     4.7

---------------

 *  Less than 1%.
(1) Includes 1,131,429 shares held by Bankers Insurance Group, Inc. ("BIG"), 3,453,471 shares held by Bankers Insurance Corporation ("BIC") and 3,440,000 shares held by Bankers Security Insurance Company ("BSIC"). The business addresses of BIG, BIC and BSIC are all 360 Central Avenue, St. Petersburg, Florida 33701. BIG is an indirect subsidiary of Bankers International Financial Corporation, Ltd. ("BIFC"), a Cayman Islands corporation wholly owned by Bankers International Financial Corporation II Trust, a discretionary charitable trust. The sole trustee of this trust is Ansbacher (Cayman) Limited, a Cayman Island corporation unaffiliated with BIG, the Company or their respective officers or directors. Pursuant to the trust's declaration of trust, Independent Foundation for the Pursuit of Charitable Endeavors, Ltd., a not for profit Cayman Islands corporation ("IFPCE"), possesses the discretionary power to (i) direct the trustee to appoint the trust fund to another trust for the benefit of one or more of the beneficiaries of the trust and (ii) remove the trustee and appoint one or more new trustees outside the Cayman Islands. A majority vote of the directors of IFPCE is required to take either of these actions. The Articles of Association of IFPCE provide that the Board of Directors shall consist of seven members, three of whom shall be the top three executives of Bankers International Financial Corporation, a Florida corporation and subsidiary of BIFC, three of whom shall be Mr. Robert M. Menke and his lineal descendants, and one of whom shall be a director elected by a majority vote of the remaining six directors (or, if they cannot agree, appointed by a court of competent jurisdiction). Until his death or adjudication of incompetency, Robert M. Menke shall have five votes and all other directors shall have one vote, and Robert M. Menke's presence at a meeting shall be required for a quorum. As of the Record Date, the directors of IFPCE included David K. Meehan, Robert M. Menke and Robert G. Menke.
(2) Western International Insurance Company ("WIIC") is a wholly-owned subsidiary of Venture Capital Corporation ("VCC"). The business address of VCC and WIIC is Bank America Building, Fort Street, Georgetown, Grand Cayman, British West Indies. VCC is a Cayman Island corporation wholly-owned by Venture II Trust, a discretionary charitable trust. The sole trustee of this trust is Cayman National Trust Company Limited, a Cayman bank unaffiliated with BIG, the Company or their respective officers or directors. Pursuant to the trust's declaration of trust, IFPCE possesses the same discretionary powers as described in Note (1) above.
(3) Represents shares held jointly with spouse.
(4) Includes 262,099 shares held in trust by his spouse.
(5) Excludes 1,131,429 shares held by BIG, 3,453,471 shares held by BIC, 3,440,000 shares held by BSIC and 700,000 shares held by WIIC. See Notes (1) and (2) above.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation paid to or earned by the Company's Chairman of the Board and Chief Executive Officer and each of the Company's five other current or former executive officers for the years ended December 31, 1999, 1998 and 1997.

                                                             ANNUAL COMPENSATION(1)
                                          -------------------------------------------------------------
                                                                       OTHER
                                                                       ANNUAL              ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS       COMPENSATION(2)       COMPENSATION(3)
---------------------------        ----   --------   -------   ----------------------   ---------------
David K. Meehan..................  1999   $148,893   $32,000               --               $6,587
  Chairman of the Board and        1998    239,092    32,000               --                8,978
  former President and             1997    221,000    59,000               --                9,000
  Chief Executive Officer(4)
David M. Howard..................  1999     71,094    50,000               --                2,659
  Current President and            1998         --        --               --                   --
  Chief Executive Officer(5)       1997         --        --               --                   --
Jeffrey S. Bragg.................  1999    160,468    25,000               --                5,728
  Former Executive Vice President  1998    156,552    25,000               --                5,714
  and Chief Operating Officer(6)   1997     84,806    10,000               --                   --
Christopher P. Breakiron.........  1999     97,806    15,000               --                4,512
  Current Chief Financial
  Officer,                         1998         --        --               --                   --
  Secretary and Treasurer(7)       1997         --        --                                    --
Kathleen M. Batson...............  1999    130,556    15,000               --                5,822
  Former Executive Vice            1998    124,010    15,000                                 6,718
  President(8)                     1997         --        --                                    --
Kelly K. King....................  1999    226,824    20,000               --                4,482
  Former Senior Vice President,    1998    117,390    15,000               --                7,094
  Treasurer, Chief Financial       1997     56,151     7,500               --                3,909
  Officer and Secretary(9)
Daniel J. White..................  1999    150,000        --               --                5,714
  President and Chief Executive    1998     66,050        --               --                1,044
  Officer of Geotrac(10)           1997         --        --               --                   --

---------------

 (1) During the year ended December 31, 1997, and the year ended December 31, 1999, certain of the executive officers of the Company were also executive officers or employees of BIG, and, in certain instances, BIG paid a portion of their respective compensation. The amounts reflected in the table above for such year were all paid to the respective executive officers by the Company. David K. Meehan was the only executive officer of the Company who was paid in excess of $100,000 by the Company in 1997. During the year ended December 31, 1998, all of the executive officers of the Company spent substantially all of their time on the Company's business and were compensated solely by the Company. During the year ended December 31, 1999, all of the executive officers of the Company spent substantially all of their time on the Company's business and were compensated solely by the Company except that subsequent to August 19, 1999 Mr. Meehan spent 70% of his time on BIG's business and was paid $96,312 by BIG for his service as an executive officer of BIG during the year ended December 31, 1999.
 (2) Does not include the value of the perquisites provided to certain of the named executive officers which in the aggregate did not exceed 10% of such officer's salary and bonus. Also excludes benefits, if any, accruing to Messrs. Meehan, Bragg and King and Mrs. Batson under the Executive Phantom Stock Plan of Bankers Financial Corporation, the parent of BIG. No officers or directors of the Company (with the exception of Robert M. Menke and Robert G. Menke) are eligible to receive additional grants under such Phantom Stock Plan. The Company did not grant any options, restricted stock or other long-term incentive compensation to its executive officers during either 1997 or 1998.
 (3) Reflects matching amounts paid by the Company under its 401(k) plan for the year indicated.
 (4) Effective August 19, 1999, Mr. Meehan was succeeded by Mr. Howard as President of the Company. Prior to such time, Mr. Meehan's annual base salary was $258,000. Effective August 19, 1999 his annual base salary was reduced to $75,000 per year for his services as Chairman of the Board of the Company. Mr. Meehan did not receive any cash compensation from BIG during the year ended December 31, 1997. During such year, Mr. Meehan spent a majority of his time on the Company's business.
 (5) Mr. Howard became the President of the Company on August 19, 1999 and such amounts include compensation only from such time.
 (6) Mr. Bragg joined the Company in May, 1997. He did not receive any cash compensation from BIG during the year ended December 31, 1997. Mr. Bragg resigned as Executive Vice President, Chief Operating Officer and a Director of the Company on January 11, 2000.
 (7) Mr. Breakiron became the Chief Financial Officer, Secretary and Treasurer of the Company on August 24, 1999. Prior to such time Mr. Breakiron served as Vice President and Controller of the Company. Accordingly, the amounts shown include all compensation received from the Company for the year ended December 31, 1999.
 (8) On August 24, 1999, Ms. Batson resigned her position as Senior Vice President of the Company in order to assume the position of President of IMS Direct, a wholly-owned subsidiary of the Company. Excludes $111,000 in salary and $15,000 in bonus paid to Ms. Batson for her service as an executive officer of BIG during the year ended December 31, 1997. During such year, Ms. Batson spent less than one-half of her time on the Company's business.
 (9) On August 24, 1999, Mr. King resigned as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Includes $132,923 paid in 1999 in connection with Mr. King's Release and Separation Agreement dated August 24, 1999. Excludes $56,151 in salary and $7,500 in bonus paid to Mr. King by BIG for his service as an executive officer of BIG during the year ended December 31, 1997. During such year, Mr. King spent approximately one-half of his time on the Company's business.
(10) Mr. White did not join the Company as an officer until the consummation of the acquisition of Geotrac's predecessor in July, 1998.

     The following table sets forth information as to stock options granted to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1999. These options were granted under the Company's Long-Term Incentive Plan and provide for vesting of 60% after three years, 20% after four years and 20% after five years from the date of grant. Options were granted at exercise prices of not less than the fair market value of the Common Stock on the date of grant. The amounts under "Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term" represent the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over their exercise price for the full seven-year term of the options. The assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                 NUMBER OF    PERCENT OF TOTAL                            ANNUAL RATE OF STOCK
                                SECURITIES      OPTIONS/SARs                               PRICE APPRECIATION
                                UNDERLYING       GRANTED TO      EXERCISE                    FOR OPTION TERM
                                  OPTIONS       EMPLOYEES IN     PRICE PER   EXPIRATION   ---------------------
             NAME               GRANTED (#)     FISCAL YEAR       ($/SH)        DATE         5%          10%
             ----               -----------   ----------------   ---------   ----------   ---------   ---------
David K. Meehan...............    60,000            9.30%         $11.00      02/08/06    $268,686    $626,153
David M. Howard...............    60,000            9.30            7.67      08/14/06     187,348     436,600
Jeffrey S. Bragg..............    50,000            7.75           11.00      02/08/06     223,905     521,794
Christopher P. Breakiron......     5,000            0.77           11.00      02/08/06      22,391      52,179
                                  20,000            3.10           11.00      05/23/06      89,562     208,718
Kathleen M. Batson............    35,000            5.42           11.00      02/08/06     156,734     365,256
Kelly K. King.................    35,000            5.42           11.00      02/08/06     156,734     365,256
Daniel J. White...............    25,000            3.87           11.00      02/08/06     111,953     260,897

     The following table sets forth information with respect to aggregate stock option exercises by the executive officers named in the Summary Compensation Table during 1999 and the year-end value of unexercised options held by such executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTIONS/SAR VALUE TABLE

                                                                                             VALUE OF
                                                                                            UNEXERCISED
                                                                                           IN-THE-MONEY
                                                                      NUMBER OF           OPTIONS/SARs AT
                                      NUMBER OF                      UNEXERCISED            FY-END ($)*
                                   SHARES ACQUIRED      VALUE       OPTIONS/SARs    ---------------------------
NAME                                 ON EXERCISE     REALIZED ($)   AT FY-END (#)   EXERCISABLE   UNEXERCISABLE
----                               ---------------   ------------   -------------   -----------   -------------
David K. Meehan..................         --              --           25,000            --             --
David M. Howard..................         --              --           60,000            --             --
Jeffrey S. Bragg.................         --              --               --            --             --
Christopher P. Breakiron.........         --              --           25,000            --             --
Kathleen M. Batson...............         --              --           35,000            --             --
Kelly K. King....................         --              --               --            --             --
Daniel J. White..................         --              --           25,000            --             --

---------------

* Based on the average high and low sales prices of the Company's Common Stock on December 31, 1999 as quoted on The Nasdaq Stock Market.

EMPLOYMENT AGREEMENTS

     Effective as of the completion of its initial public offering in February, 1999, the Company entered into an employment agreement with Mr. Meehan pursuant to which he was originally paid an annual base salary of $258,000. Effective August 19, 1999 Mr. Meehan resigned as President of the Company and his annual base salary was reduced to $75,000 for his services as Chief Executive Officer and Chairman. (In January, 2000, he also resigned as Chief Executive Officer of the Company.) Mr. Meehan's Employment Agreement provides for an initial term of three years, subject to automatic continuation until terminated by either party. Mr. Meehan's Employment Agreement further provides that, if he is terminated by the Company without cause (as defined therein), he shall be entitled to severance payments, payable in accordance with the Company's usual payroll practices, equal to his then current annual base salary. In the event Mr. Meehan secures employment during the twelve months following termination, then the Company shall be entitled to a credit against its obligation to make severance payments in the amount of 75% of the base salary paid to him by his new employer during the twelve-month period following termination by the Company.

     Mr. Meehan's Employment Agreement provides that he shall be provided benefits, such as health, life and disability insurance, on the same basis as the Company's other employees. In addition, to the extent authorized by the Board of Directors, Mr. Meehan also shall be entitled to participate in the Company's bonus, stock option and other plans, if any. Mr. Meehan's agreement further provides that, during the term of the agreement and for a period of two years thereafter, Mr. Meehan will not, directly or indirectly, compete with the Company by engaging in certain proscribed activities.

     In connection with the acquisition of Geotrac's predecessor in July, 1998, Geotrac entered into an employment agreement with Daniel J. White pursuant to which Mr. White continues to serve as President and Chief Executive Officer of Geotrac. This agreement provides for an initial term of four years and shall continue in effect thereafter until terminated by either party upon 90 days prior written notice. Mr. White's current annual base salary is $150,000, subject to annual review by Geotrac's board of directors. To the extent authorized by Geotrac's board of directors, Mr. White shall be entitled to participate in any bonus programs established by Geotrac. Mr. White shall also be entitled to comparable benefits, including health, life and disability insurance, as are offered to any of Geotrac's other executive officers. In the event of Mr. White's death or disability, Geotrac's obligations under the agreement will automatically terminate, except that Mr. White shall be entitled to severance equal to one times his then current annual base salary. The agreement further provides that, in the event of termination by Geotrac without cause (as defined therein) or by Mr. White for good reason (as defined therein), or in the event the agreement is not renewed for any reason other than death, disability or for cause, then Geotrac shall pay Mr. White at the rate of his annual base salary then in effect for the longer of (i) the remainder of the term of the agreement and (ii) one year after such termination date, subject to a credit of up to 75% of the base salary paid to Mr. White by his new employer, if any.

     This agreement also provides that, for a period of two years following Mr. White's termination of employment other than by Mr. White for good reason or by Geotrac without cause, Mr. White will not, directly or indirectly, engage (or have an interest) in the flood zone compliance business nor in any other business engaged or planned to be engaged in by Geotrac within any state or country in which Geotrac is doing or plans to do business. Finally, the agreement provides that, during the term of the agreement and for a period of two years thereafter, Mr. White will not, directly or indirectly, employ, attempt to employ, or solicit for employment, any of Geotrac's employees.

     Both Messrs. Jeffrey S. Bragg and Kelly K. King had Employment Agreements substantially similar to Mr. Meehan's. Effective upon their respective departures from the Company, Messrs. Bragg and King entered into separate Release and Separation Agreements with the Company. These agreements contain certain confidentiality provisions. Pursuant to Mr. King's Release and Separation Agreement, the Company will pay Mr. King a total of $180,000 over the one-year period following his resignation. Pursuant to Mr. Bragg's Release and Separation Agreement, the Company entered into a Consulting Agreement with Mr. Bragg under which the Company will pay Mr. Bragg $92,262, even if he obtains other employment and is unable to continue to render such services. The Consulting Agreement also contains certain limited non-compete covenants.

STOCK OPTION PLANS

     The Company currently maintains two stock option plans to attract, motivate and retain key employees and members of the Board of Directors who are not employees of the Company.

     Long Term Incentive Plan. The Company currently maintains a Long Term Incentive Plan (the "Incentive Plan") to attract, retain and motivate participating employees of the Company and its subsidiaries through awards of shares of Common Stock, options to purchase shares of Common Stock and stock appreciation rights ("SARs"). A total of 875,000 shares of Common Stock may be issued pursuant to the Incentive Plan. The Incentive Plan has been approved by the Company's Board of Directors and shareholders.

     The Incentive Plan provides for the grant of incentive or nonqualified stock options to purchase shares of Common Stock. In February, 1999, the executive officers of the Company were granted options to purchase a total of 205,000 shares of Common stock at $11.00 per share as follows: David K. Meehan, 60,000 shares; Jeffrey S. Bragg, 50,000 shares; Kathleen M. Batson, 35,000 shares; Kelly K. King, 35,000 shares; and Daniel J. White, 25,000 shares. To date, all employees of the Company as a group, including these executive officers, have been granted options to purchase a total of 522,500 shares of Common Stock at $11.00 per share. All of such options expire on the seventh anniversary of the date of grant. Options shall become exercisable 60% after three years, 20% after four years and 20% after five years. The Options previously granted to Messrs. Bragg and King were not vested prior to their departure from the Company and, accordingly, such options were canceled. The Incentive Plan is administered by the Compensation Committee of the Board of Directors.

     Non-Employee Directors' Stock Option Plan. The Company also maintains a Non-Employee Directors' Stock Option Plan (the "Non-Employee Director Plan") to secure for the Company and its shareholders the benefits of the incentive inherent in increased Common Stock ownership by the members of the Company's Board of Directors who are not employees of the Company. The Non-Employee Director Plan has been approved by the Company's Board of Directors and shareholders.

     The Non-Employee Director Plan provides for the grant of nonqualified stock options to purchase up to 7,200 shares of Common Stock in any three-year period to members of the Board of Directors who are not employees of the Company. A total of 200,000 shares of Common Stock may be issued pursuant to this plan. In February, 1999, each non-employee director was granted options to purchase 6,000 shares of Common Stock at $11.00 per share. Non-employee directors receiving such options will become vested in options for the purchase of 800 shares of Common Stock after the adjournment of each annual meeting of shareholders of the Company, to the extent he or she has been granted options that have not yet vested, and provided that he or she is then a non-employee director of the Company. In addition, each non-employee director shall become vested in options for the purchase of 400 shares of Common Stock upon the adjournment of each regularly scheduled quarterly meeting of the Board of Directors (other than following the annual meeting of shareholders), to the extent he or she has been granted options that have not yet vested, and provided that he or she is then a non-employee director of the Company. Notwithstanding the foregoing, neither Robert M. Menke nor Robert G. Menke will be granted any option grants under the Non-Employee Director Plan. All options granted will have an exercise price equal to the fair market value of the Common Stock as of the date of grant, will become exercisable upon vesting, and will expire on the sixth anniversary of the date of grant. The Non-Employee Director Plan is a formula plan and accordingly is intended to be self-governing. To the extent that questions of interpretation arise, they will be resolved by the Board of Directors.

     Non-Qualified Stock Option Grants. The Company's Board of Directors and shareholders also have adopted a Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), pursuant to which non-qualified stock options to purchase 125,000 shares of Common Stock at a price per share of $11.00 were granted in conjunction with the February, 1999 initial public offering to certain executive officers of BIG, including options to purchase 25,000 shares each to Messrs. Robert M. Menke and Robert G. Menke, directors of the Company. All of such options expire on February 10, 2006, the seventh anniversary of the date of grant. Options shall become exercisable 60% after three years, 20% after four years and 20% after five years. The Non-Qualified Plan is administered by the Compensation Committee of the Board of Directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee was established in connection with the Company's initial public offering in February, 1999. The members of the Compensation Committee are Messrs. Solomon (Chairman), Hussey (Vice Chairman) and Grant. No member of the Compensation Committee is currently or was formerly an officer or an employee of the Company or its subsidiaries.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     Under the rules of the Commission, the Company is required to provide certain information concerning compensation provided to the Company's chief executive officer and its executive officers reported for the year ended December 31, 1999. The disclosure requirements for the executive officers include the use of tables and a report of the Committee responsible for compensation decisions for the named executive officers, explaining the rationale and considerations that led to those compensation decisions. The Compensation Committee of the Board of Directors was formed in connection with the Company's initial public offering in February, 1999. Prior to such time, the Board was responsible for these decisions.

COMPENSATION COMMITTEE ROLE

     The Compensation Committee of the Board of Directors is currently responsible for the Company's compensation program for its executive officers, including the named executive officers. The Compensation Committee is responsible for establishing the compensation of the Company's directors, officers and other managerial personnel, including salaries, bonuses, termination arrangements, and other executive officer benefits. The Compensation Committee is responsible for the administration of both the Company's Long Term Incentive Plan, including the recipients, amounts and terms of stock option grants thereunder, and the Non-Qualified Stock Option Plan. Prior to the formation of the Compensation Committee in connection with the Company's initial public offering in February, 2000, the entire Board of Directors performed these functions.

COMPENSATION PHILOSOPHY

     The compensation philosophy for executive officers conforms generally to the compensation philosophy followed for all of the Company's employees. The Company's compensation is designed to maintain executive compensation programs and policies that enable the Company to attract and retain the services of highly qualified executives. In addition to base salaries, executive compensation programs and policies consisting of discretionary cash bonuses and periodic grants of stock options are designed to reward and provide incentives for individual contributions as well as overall Company performance.

     The Compensation Committee monitors the operation of the Company's executive compensation policies. Key elements of the Company's compensation program include base salary, discretionary annual cash bonuses and periodic grants of stock options. The Company's policies with respect to these elements, including the basis for the compensation awarded the Company's chief executive officer, are discussed below. While the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package offered by the Company to the individual, including healthcare and other insurance benefits.

     Base Salaries. The Company has established competitive annual base salaries for all executive officers, including the named executive officers. Effective as of the initial public offering, the Company entered into employment agreements with each of its then executive officers. The only executive officer remaining who has an employment agreement is David K. Meehan. Mr. Meehan's employment agreement provides for an initial term of three years, subject to automatic continuation until terminated by either party. See "Executive Compensation -- Employment Agreements." The annual base salaries for each of the Company's executive officers, including the Company's chief executive officer, reflect the subjective judgment of the Board of Directors based on the consideration of the executive officer's position and tenure with the Company, the Company's needs, and the executive officer's individual performance, achievements and contributions to the growth of the Company.

     Mr. Meehan served as the Chairman of the Board, President and Chief Executive Officer of the Company until August, 1999, when he resigned as President and was replaced in such position by David M. Howard. He subsequently resigned as the Company's Chief Executive Officer in January, 2000. Mr. Meehan's annual base salary as the Company's President and Chief Executive Officer was $258,000. Mr. Howard currently serves as President and Chief Executive Officer of the Company at an annual base salary of $180,000. The Board of Directors and Compensation Committee believe that this annual base salary is consistent with the salary range established for this position based on the factors noted above and Mr. Howard's prior experience and managerial expertise, his knowledge of the Company's operations and the industry in which it operates.

     Annual Bonus. The Company's executive officers are eligible for a discretionary annual cash bonus. The amounts of the cash bonuses paid to Mr. Meehan and Mr. Howard as the Company's Chief Executive Officers for the year ended December 31, 1999 were $32,000 and $50,000, respectively. The amounts of these bonuses were determined by the Compensation Committee based upon Mr. Meehan's and Mr. Howard's respective tenures with the Company, their individual performance and achievements, and their contributions to the growth of the Company.

     Stock Options. Under the Company's Long Term Incentive Plan, stock options may be granted to key employees, including executive officers of the Company. The Long Term Incentive Plan is administered by the Compensation Committee in accordance with the requirements of Rule 16b-3. The Compensation Committee also administers the Company's Non-Qualified Stock Option Plan.

     During the year ended December 31, 1999, Messrs. Meehan and Howard were each granted options to purchase 60,000 shares of Common Stock. Mr. Meehan's options were granted on February 8, 1999 at an exercise price of $11.00 per share. Subsequent to his resignation as President of the Company in August, 1999, he voluntarily forfeited options to purchase 35,000 shares. Mr. Howard's options were granted on August 14, 1999 at an exercise price of $7.67 per share.

SECTION 162(m) LIMITATIONS

     Under Section 162(m) of the Internal Revenue Code, a tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based upon the Compensation Committee's commitment to link compensation with performance as described in this report, the Compensation Committee currently intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m).

                             COMPENSATION COMMITTEE

                           E. RAY SOLOMON (CHAIRMAN)
                       WILLIAM D. HUSSEY (VICE CHAIRMAN)
                               JOHN A. GRANT, JR.

MARCH 5, 2000

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              CERTAIN TRANSACTIONS

ADMINISTRATION SERVICES AGREEMENT

     Effective as of January 1, 1998, the Company and BIG entered into an Administrative Services Agreement (the "Administration Agreement") pursuant to which BIG provides the Company with various administrative and support services, such as human resources and benefits administration, accounting, legal, cash management and investment services, requested by the Company from time to time and reasonably necessary in the conduct of its operations. Under the Administration Agreement, as originally in effect, the Company was charged for these services generally based upon a contractually agreed-upon quarterly fee of $396,250. In addition, the Company paid BIG, through the year ended December 31, 1999, an annual fee of $120,000 for routine legal services provided. Legal services provided with respect to non-routine matters, such as mergers and acquisitions and equity or debt offerings, will be billed to the Company at negotiated prices. The current term of the Administration Agreement expires on December 31, 2000, but may be renewed by the Company, at its sole option, for an additional one-year period upon 30 days prior written notice. Thereafter, the Administration Agreement may be terminated by either party upon 60 days prior written notice.

     Effective as of January 1, 1999, the Administration Agreement was amended to eliminate certain accounting and internal audit service functions (which functions are currently performed by the Company directly) and to reduce the quarterly fee payable by the Company to BIG (including one-fourth of the annual fee for legal services) to $258,750, subject to renegotiation by either party.

     Effective January 1, 2000, the annual fee for routine legal services was reduced to $60,000 from $120,000. Effective April 1, 2000, the portion of the quarterly fee attributable to human resources and benefits administration services (approximately $175,000) was eliminated in its entirety, at such date, the Company began to perform such services directly.

SERVICE AGREEMENTS

     Effective as of January 1, 1998, the Company entered into a separate Service Agreement (each a "Service Agreement") with each of BIC, BSIC and FCIC, all direct or indirect subsidiaries of BIG, pursuant to which the Company provides policy administration, claims administration and data processing services to such entities in connection with their flood, homeowners and automobile lines of business, and claims administration and data processing services for all such entities' other property and casualty lines of business. Under the Service Agreements, as originally in effect, each entity paid the Company as follows: (1) for its policy administration services a monthly fee based upon direct written premiums for the flood, homeowners and automobile insurance programs; (2) for its claims administration services a monthly fee based upon direct earned premiums for the property, casualty, automobile property, automobile casualty, flood, and workers' compensation insurance programs (In addition, a monthly fee based upon direct incurred losses is charged for flood claims administration and a reimbursement not to exceed 5% of direct incurred losses from a single event in excess of $2 million is charged to property claims.); (3) for its data processing services, a monthly fee based upon direct written premiums for all insurance programs; and (4) for certain customer services such as mailroom, policy assembly, records management and cash office a monthly fee based upon direct written premiums (except, if provided in connection with their flood, homeowner and automobile insurance lines, where no such fees are imposed). The total service fees charged to BIC, BSIC and FCIC under these Service Agreements during the year ended December 31, 1998 totaled $36.1 million.

     Effective January 1, 1999, these Service Agreements were modified to provide for tiered pricing based on the volume of business processed, and to change the fee for data processing services, which was previously charged as a percentage of direct written premium, to a fixed monthly fee. The total service fees charged to BIC, BSIC and FCIC under these Service Agreements, as amended, during the year ended December 31, 1999 totaled $46.5 million. These modifications resulted in a reduction in the base fees charged for certain lines of business and increases in base fees charged for other lines of business to better reflect the services provided and competitive market rates for such services. The term of each Service Agreement shall expire on June 1, 2001, provided that it shall thereafter be automatically extended until terminated upon 90 days prior notice by either party.

     Effective April 1, 1999, the Company further amended its existing service agreements with affiliated insurers to provide for minimum aggregate quarterly service fee payments through December 31, 1999 with respect to certain lines of business, provided that certain key tasks are performed timely. If such minimum service fee requirements with respect to said lines of business under the agreements had not been implemented as of April 1, 1999, aggregate affiliated outsourcing services revenues, which totaled $41.5 million for the year ended December 31, 1999, would have been $39.7 million in accordance with the terms of the affiliated service agreements as in effect prior to April 1, 1999. Additionally, for the year ended December 31, 1999, the Company did not recognize approximately $500,000 of additional affiliated service fees under the minimum service fee agreement, as the Company did not meet certain specified milestones on a timely basis. Such minimums were established to compensate the Company for maintaining an infrastructure to process certain lines of business of affiliated insurers that have not grown as rapidly as originally forecasted.

     In addition, under the Service Agreement with BIC, the Company administers an AYO Claims Agreement between BIG and Florida Windstorm Underwriting Association, which agreement BIG assigned to BIC on December 15, 1998. The Company processes and adjusts all claims made under the AYO Claims Agreement. The administrative fee (equal to a percentage of each loss paid) is allocated between BIC and the Company.

     Effective December 1, 1998, the Company entered into a service agreement with BLIC, a subsidiary of BIG, pursuant to which the Company provides certain administrative services and allows BLIC to make use of certain of the Company's property, equipment and facilities in connection with BLIC's day-to-day operations. Under the service agreement, as amended, BLIC agrees to pay the Company predetermined fees on a quarterly basis. To date, no services have been provided and no fees have been charged or paid under this service agreement. The term of the service agreement with BLIC ends on June 1, 2001, but may be terminated at any time by BLIC upon 90 days prior written notice.

TECHNICAL SUPPORT SERVICES AGREEMENT

     In April, 1999, the Company entered into a Technical Support Services Agreement with BIG pursuant to which the Company provides BIG with certain technical support services, computer programming and systems analysis services. Under this agreement, such services are charged to BIG on a time and materials basis. Amounts received under this agreement totaled approximately $1.3 million during the year ended December 31, 1999.

PROPERTY LEASES

     The Company currently leases from BIC approximately 76,700 square feet of office space in St. Petersburg, Florida at a monthly rate of approximately $78,600. During the year-ended December 31, 1999, the Company paid BIC approximately $920,000 under this lease. The current term of this lease expires on December 31, 2001.

     The Company currently leases from BIG approximately 7,400 square feet of office space in St. Petersburg, Florida at a monthly rate of approximately $7,600. During the year-ended December 31, 1999, the Company paid BIG approximately $89,000 under this lease. The current term of this lease also expires on December 31, 2001.

     Effective January 1, 1998, BIG assigned to the Company a lease of approximately 6,600 square feet of office space in St. Petersburg, Florida. This lease expires on May 31, 2001. The current monthly rental rate under this lease is approximately $2,700. During the year-ended December 31, 1999, the Company paid to the third party lessor approximately $77,000 under this lease.

EMPLOYEE LEASING AGREEMENT

     Effective as of January 1, 1998, the Company entered into an Employee Leasing Agreement with BIC (the "Employee Leasing Agreement") pursuant to which the Company continues to lease various personnel, including customer service personnel, from BIC. The number of employees leased varies depending on the needs of the Company and the availability of employees from BIC. The Company is responsible for all expenses associated with such leased employees, including salaries, bonuses and benefits. The Company may terminate any leased employee for disloyalty, misconduct or other similar cause. The Employee Leasing Agreement is terminable by either the Company or BIC upon 60 days prior notice.

SALES AND ASSIGNMENT AGREEMENT

     In May, 1998, the Company entered into a sales and assignment agreement with BIG and certain affiliated companies whereby certain assets were transferred and assigned to the Company, effective retroactively to April, 1998, for use in its business. The assets, including, but not limited to, telephone equipment, computer hardware and software, and service marks were transferred at their net book value as of the date of transfer. The Company paid consideration consisting of $325,075 in cash and entered into two promissory notes amounting to $2,802,175. The notes were repaid in full in February, 2000 out of the net proceeds to the Company from its initial public offering. In addition, the Company assumed the existing leases with unaffiliated third parties relating to various computer equipment.

SOFTWARE LICENSING AGREEMENT

     Effective January 1, 1998, the Company entered into a non-exclusive license agreement with BIG and BIC pursuant to which the Company licenses its primary operating systems from BIG and BIC in exchange for a nominal fee. The term of the license is perpetual. The license agreement provides that the Company shall be solely responsible for maintaining and upgrading the systems and shall have the authority to sell or license such systems to third parties.

TAX INDEMNITY AGREEMENT

     As of July 31, 1998, BIG had sold a sufficient number of shares in the Company such that the Company will no longer file its tax return with Bankers International Financial Corporation ("BIFC") on a consolidated basis. Effective as of July 31, 1998, the Company and BIFC entered into a Tax Indemnity Agreement pursuant to which (i) BIFC agrees to indemnify the Company in the event the Company incurs a tax liability as a result of taxable income of BIFC or one of its subsidiaries, and (ii) the Company agrees to indemnify BIFC in the event BIFC incurs a tax liability as a result of taxable income of the Company or one of its subsidiaries. Each party also agrees to reimburse the other for certain tax credits arising on or before July 31, 1998. Under the Tax Indemnity Agreement, the parties terminated a previous tax allocation agreement which had been in effect since October 1, 1993.

GEOTRAC TRANSACTIONS

     DJWW Corp., an Ohio corporation, was formed in June, 1987 by Daniel J. White ("Mr. White"), the corporation's president and sole shareholder. In May, 1991, the corporation changed its name to Geotrac, Inc. In August, 1994, Geotrac, Inc. sold substantially all of its assets to SMS Geotrac, Inc., a Delaware corporation ("SMS Geotrac"), for a purchase price of $1,000,000 in cash, plus a contingent payment based on net profits after taxes for the fiscal year ended June 30, 1995. SMS Geotrac was a wholly-owned subsidiary of Strategic Holdings USA, Inc. ("Strategic"). During the year ended June 30, 1996 and on July 30, 1997, SMS Geotrac made payments of $932,222 and $1,700,000, respectively, to Mr. White in satisfaction of the contingent payment obligations under the acquisition agreement. The amounts were recorded as an increase to goodwill and an additional capital contribution to SMS Geotrac. In connection with the sale of assets to SMS Geotrac, Mr. White became the president of SMS Geotrac and received a four-year employment contract at a base salary of $100,000 per year. In September, 1994, Geotrac, Inc. changed its name to YoSystems, Inc. During the year ended June 30, 1997, SMS Geotrac and Strategic agreed to treat all outstanding amounts owed to the parent, $1,611,140, as an additional capital contribution. In addition, Strategic contributed $500,000 to SMS Geotrac.

     During the one month period ended July 31, 1997, SMS Geotrac advanced $797,000 to YoSystems, Inc. In July, 1997, YoSystems acquired all of the issued and outstanding shares of capital stock of SMS Geotrac from Strategic for $15,000,000 in cash. The purchase price was funded through an $8.75 million loan from Huntington National Bank to YoSystems ($8.25 million of which was used in the purchase) plus $6.75 million in cash paid by the Company in connection with its acquisition of a 49% interest in YoSystems, as described below. The Company has since assumed the loan from Huntington National Bank, which is payable in quarterly installments of $312,500 plus interest, with the final installment due on June 30, 2004.

     Neither YoSystems nor Mr. White, its president and sole shareholder, had a preexisting right to acquire SMS Geotrac pursuant to the August, 1994 transaction. The purchase price of the SMS Geotrac stock was determined by arm's length negotiations. After the stock purchase transaction, SMS Geotrac merged into YoSystems, with YoSystems being the surviving entity and changing its name back to Geotrac, Inc.

     Concurrent with the acquisition of SMS Geotrac by YoSystems, the Company, through a subsidiary, Bankers Hazard Determination Services, Inc. ("BHDS"), purchased a 49% interest in YoSystems for $6,750,000 in cash. At that time, the Company did not contemplate acquiring the remaining 51% of YoSystems, Inc.

     In connection with the Company's purchase of a 49% interest in YoSystems, BHDS issued 675,000 shares of non-cumulative 8% preferred stock to Heritage Hotel Holding Company ("Heritage"), a corporation owned by Richard M. Brubaker, the half brother of Robert M. Menke, a director of the Company. The preferred stock of BHDS issued to Heritage had a par value of $10 per share and was subject to redemption at the option of the board of directors of BHDS. The preferred stock could be redeemed at any time at a price equal to 108% of the original consideration paid for the stock by the shareholder plus the amount of the dividends declared and unpaid on the redemption date. Heritage funded the preferred stock purchase by entering into a note agreement with a commercial bank for $6,750,000, with the preferred stock serving as collateral. On May 8, 1998, the Company purchased the outstanding preferred stock of BHDS in exchange for a note to Heritage in the principal amount of $6,750,000. The note was repaid in full in February, 2000 out of the net proceeds to the Company from its initial public offering. After May 8, 1998, the preferred stock of BHDS held by the Company was exchanged for 675,000 shares of 8.5% cumulative preferred stock of BHDS. The shares of non-cumulative 8% preferred stock were then retired. Dividends declared on the preferred stock for 1997 and 1998 were $229,315 and $189,370, respectively.

     In July, 1998, the Company acquired the remaining 51% equity interest in Geotrac, Inc. (formerly YoSystems) pursuant to the merger of Geotrac, Inc. with and into BHDS, with the surviving entity being known as "Geotrac of America, Inc." The Company acquired the remaining 51% interest from Mr. White and his wife and certain minority shareholders in exchange for (i) 524,198 shares of Common Stock, (ii) a promissory note in the principal amount of $1,500,000 bearing interest at a rate of 8.5%, and (iii) cash in the amount of $728,069 (paid in December, 1998), for a total purchase price of $7,994,000. In addition, the Company assumed the loan in the original principal amount of $8,750,000 from Huntington National Bank made to YoSystems in July, 1997. In connection with this transaction, Geotrac of America, Inc. entered into an employment agreement with Mr. White pursuant to which Mr. White serves as the President and Chief Executive Officer of Geotrac of America, Inc.

     In addition, the Company entered into a Corporate Governance Agreement with Mr. White and Geotrac setting forth certain terms and conditions upon which Geotrac will operate following the merger. The Corporate Governance Agreement provides, in part, that, for so long as Mr. White owns stock in the Company or Geotrac, or has an option to purchase stock in Geotrac, (i) the Company will vote all of its shares in Geotrac to fix and maintain the number of directors on the Geotrac Board of Directors at five, (ii) the Company will vote its shares in Geotrac to elect as directors of Geotrac two persons designated by Mr. White,
(iii) the termination of Mr. White as an employee of Geotrac will require the vote of four out of five members of the Board of Directors, and (iv) certain actions by Geotrac will require the unanimous approval of the Geotrac Board of Directors, including any merger or consolidation, the payment of management or similar fees to the Company or its subsidiaries and affiliates, the sale or issuance of Geotrac stock, and the sale of Geotrac assets outside the ordinary course of business to anyone other than an affiliate of Geotrac. Mr. White also has a right of first refusal to purchase the assets of Geotrac in the event such assets are to be sold.

     The board of directors of Geotrac of America, Inc. consists of five members: Robert M. Menke (Chairman), David K. Meehan, David M. Howard, Daniel J. White and John Payne. Pursuant to his rights under the Corporate Governance Agreement, Mr. White appointed himself and Mr. Payne to such board. Mr. Howard is currently an executive officer the Company and the former President of BHDS.

     Geotrac currently leases a 12,400 square-foot facility in Norwalk, Ohio from DanYo LLC, a limited liability company wholly owned by Daniel J. White and his spouse. This lease is for a term of five years, expiring on August 31, 2000, and provides for monthly rental payments of approximately $8,717, plus payment of utilities, real estate taxes and assessments, insurance, repairs and similar expenses.

MISCELLANEOUS

     In February, 2000, Western International Insurance Company, a wholly-owned subsidiary of Venture Capital Corporation and presently a more than 5% shareholder of the Company, loaned $12.0 million to BIG in exchange for a subordinated note. This loan was funded by using a portion of the net proceeds received by Venture Capital Corporation in the Company's initial public offering. BIG, in turn, used a portion of such loan proceeds to satisfy a note payable (including accrued interest) to the Company which totaled $5,322,455. The balance of the loan proceeds will provide BIG with additional capital to repay other outstanding indebtedness and expand its operations. The Company, in turn, used the funds received from BIG, together with a portion of the net proceeds from its initial public offering, to satisfy $7,054,996 in accounts, income taxes and notes payable (including accrued interest) payable to BIG.

     The Audit Committee of the Board of Directors is responsible for reviewing all future transactions between the Company and any officer or director of the Company or any entity in which an officer or director has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arm's-length basis from independent third parties.

                               PERFORMANCE GRAPH

     The following line graph compares the Company's cumulative total shareholder return with the cumulative total shareholder return of the S&P 500 Index and the NASDAQ Computer and Data Processing Index since the Company's initial public offering in February 1999, assuming in each case an initial investment of $100 on February 11, 1999:

                COMPARISON OF TEN-MONTH CUMULATIVE TOTAL RETURN*
               AMONG INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.,
       THE S&P 500 INDEX AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                                                  INSURANCE MANAGEMENT                                      NASDAQ COMPUTER &
                                                  SOLUTIONS GROUP, INC.              S&P 500                 DATA PROCESSING
                                                  ---------------------              -------                -----------------
2/11/99                                                  100.00                      100.00                      100.00
3/31/99                                                   81.82                      102.69                      106.77
6/30/99                                                   77.27                      109.93                      111.17
9/30/99                                                   27.27                      103.07                      115.03
12/31/99                                                  22.73                      118.41                      194.55

---------------

* $100 invested on 2/11/99 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Grant Thornton LLP as the Company's independent auditors for the year ending December 31, 2000. A representative of Grant Thornton LLP will be present at the Annual Meeting. Such representative will be available to respond to appropriate questions and may make a statement if he or she so desires.

                             SHAREHOLDER PROPOSALS

     The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for inclusion in the Company's proxy statement for its 2001 Annual Meeting of Shareholders is December 10, 2000. After February 23, 2001, notice to the Company of a shareholder proposal submitted other than pursuant to Rule 14a-8 will be considered untimely, and the persons named in proxies solicited by the Board of Directors of the Company for the 2001 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal.

                                 OTHER MATTERS

     Management knows of no matter to be brought before the Annual Meeting which is not referred to in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

                                          By Order of the Board of Directors,

                                          DAVID K. MEEHAN
                                          Chairman of the Board

                                     PROXY
                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.

 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                                OF SHAREHOLDERS

                           TO BE HELD ON JUNE 1, 2000

    The undersigned shareholder appoints DAVID K. MEEHAN, DAVID M. HOWARD and CHRISTOPHER P. BREAKIRON, and each of them, as proxy with full power of substitution, to vote the shares of voting securities of INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the offices of the Company, 360 Central Avenue, St. Petersburg, Florida 33701, on Thursday, June 1, 2000, at 10:00 a.m., local time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxy is instructed to vote as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE NOMINEES INDICATED ON THIS CARD AND AS SUCH PROXIES DEEM ADVISABLE WITH DISCRETIONARY AUTHORITY ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

PLEASE CHECK THE BOXES BELOW, SIGN, DATE AND RETURN THIS PROXY TO FIRSTAR BANK, N.A., 1555 NORTH RIVERCENTER DRIVE, SUITE 301, MILWAUKEE, WISCONSIN 53212, IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

         INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. 2000 ANNUAL MEETING

1.   ELECTION OF DIRECTORS:  1 -- Robert M.       3 -- E. Ray         [ ]  FOR all nominees   [ ]  WITHHOLD AUTHORITY
     (Messrs. Menke, Hussey  Menke                Solomon                  listed to the           to vote for all
     and Solomon to serve    2 -- William D.      4 -- David M.            left (except as         nominees listed to
     for a term of three     Hussey               Howard                   specified below.)       the left.
     years and Mr. Howard
     to serve for a term of
     one year)

  (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
  INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN
  THE BOX TO THE RIGHT.)                                                       --------------------------------------

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

  Check appropriate
box                        Date ____________________      NO. OF SHARES

                       [ ]  Name Change?    [ ] Address Change?
  Indicate changes below:

                                                  -----------------------------

                                                  -----------------------------

                                                  Signature(s) in Box
                                                  Please sign exactly as your
                                                  name appears hereon. When
                                                  signing as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give your
                                                  full title. If shares are
                                                  jointly held, each holder must
                                                  sign. If a corporation, please
                                                  sign in full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by an authorized person.